Exhibit 99.1

HILLENBRAND INDUSTRIES

Financial News Release

HILLENBRAND INDUSTRIES ANNOUNCES EXPECTED
FOURTH QUARTER OPERATING RESULTS – IN-LINE WITH PREVIOUS GUIDANCE —
EXCLUDING ANY ANTITRUST LITIGATION CHARGE IN FOURTH QUARTER

Company expects to report complete fiscal 2002 fourth quarter and year-end results in conjunction with the filing of the Company’s 10-K on or before December 30, 2002

BATESVILLE, INDIANA, THURSDAY, NOVEMBER 21, 2002 – Hillenbrand Industries, Inc. (NYSE:HB) today announced expected operating results for the fourth quarter ended September 30, 2002, excluding any impact resulting from the verdict against the Company in its antitrust litigation with Kinetic Concepts Inc. (KCI).

The Company is currently unable to quantify the impact of the KCI litigation and the recently rendered adverse jury verdict on its 2002 financial results. Excluding the impact of any litigation charge resulting from the KCI litigation, the Company expects to report the following results for its fourth quarter ended September 30, 2002:

Consolidated Revenues	$575	million
Consolidated Gross Profit Percentage	43.8%
Consolidated Net Income, prior to any litigation charge	$53	million
Basic and Fully Diluted Earnings Per Share, prior to any litigation charge	$0.85
Consolidated Effective Tax Rate	34%

The consolidated revenues above would represent an increase over the prior year comparable quarter of 14.3%, driven primarily by strong Health Care sales, which benefited from improved volumes, product mix, price realization and foreign exchange rates. Revenues also benefited by nearly $19 million as a result of the inclusion of an additional month of sales for certain foreign operations as Hill-Rom discontinued consolidating such operations on a one-month lag basis. Also contributing to the higher revenues were Batesville Casket, primarily as a result of improved price realization, and Forethought Financial Services, with higher underwriting income and better performance with respect to net capital gains and losses in the current period. Gross profit as a percentage of revenues also improved nearly 340 basis points as a result of the improved price realization and manufacturing improvements and efficiencies at all operating companies.

“The fourth quarter yielded strong operating results for Hillenbrand Industries with Health Care sales even stronger than expectations and revenues for all other operations at the high end of our earlier guidance. I am pleased with our continued progress in executing our operating plans and enhancing shareholder value. Excluding the impact of any charge resulting from the KCI litigation, our fourth quarter results were in-line with our earlier guidance. We remain focused on our commitments to increase value for shareholders by realizing the full profit potential of the existing businesses in our portfolio; to meet the needs of our customers with innovative, high quality products, services and solutions; and to make a difference in the lives of people who rely on us. I look forward to announcing our complete full-year financial results in December and discussing impacts of the KCI litigation on our operating strategies,” said Frederick W. Rockwood, president and chief executive officer. “As of today, our operating results for the first quarter of 2003 appear to be within the range of the previous guidance we provided, though revenues at both Hill-Rom and Batesville Casket are expected to be at the lower end of our guidance range.”

As previously announced, on September 27, 2002 a jury awarded KCI $173.6 million in damages, subject to trebling if the jury award is upheld by the court, the addition of attorneys’ fees and the potential for injunctive relief. The Company is awaiting a final ruling and judgment by the U.S. District Court for the Western District of Texas, which may, or may not, change the amount of the damages awarded by the jury. The final ruling and judgment will be the predominant factor in the determination of the litigation charge to be recorded by the Company in the fourth quarter 2002 financial results.

Hillenbrand Industries has stated it will appeal if the verdict stands and on November 13, 2002 filed a “Brief in Support of Defendants’ Renewed Motion for Judgment as a Matter of Law and Alternative Motions for New Trial and Remittitur.” With the brief, the Company is seeking to reduce damages, overturn the verdict, and/or receive a new trial.

The court is expected to issue a judgment with respect to this matter sometime after December 4, 2002. The Company plans to report complete fiscal 2002 fourth quarter and year-end results in conjunction with the filing of its Form 10-K on or before December 30, 2002. The Company will hold a conference call with investors to discuss 2002 financial results when such results are finalized and released.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville, Indiana.

Hillenbrand Industries’ Health Care Group consists of Hill-Rom Company, a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems and modular headwall systems.

The Company’s Funeral Services Group consists of two businesses: Batesville Casket Company, the leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes; and Forethought Financial Services, the leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “strong,” “enhancing,” “increase,” “realizing,” “full,” and “potential” but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding enhancing shareholder value; realizing the full profit potential of the existing businesses in our portfolio; and meeting the needs of our customers with innovative, high quality products, services and solutions. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the general business and economic conditions of the Company’s customers, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of realignment and cost reduction activities previously announced, unanticipated legal factors or unfavorable legal results, including impacts of the KCI litigation, and compliance with certain regulations, certification requirements for new and existing products and the performance of the Company’s insurance investment portfolio. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Contacts:

Investors / Analysts: Mark R. Lanning, Vice President and Treasurer, (812) 934-7256; News Media: Christopher P. Feeney, Director, Public Affairs & Corporate Communications, (812) 934-8197; both of Hillenbrand Industries, Inc. www.hillenbrand.com